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ROPER INDUSTRIES, INC. AND SUBSIDIARIES                         EXHIBIT 11 (A)
STATEMENT RE: COMPUTATION OF PRIMARY EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                           Three Months Ended              Six Months Ended
                                                 April 30,                     April 30,
                                            1996            1995        1996             1995
                                       ---------------------------    --------------------------
Net Earnings                           $    5,653    $    4,214       $   14,462     $     7,452
                                       ===========================   ===========================

Common and common equivalent shares
  used to compute earnings per share:

Weighted average number of common
  shares outstanding                   14,990,509    14,867,898       14,980,515      14,836,601

Common stock equivalents-stock
  options (a)                             443,780       199,585          383,431         203,074
                                       --------------------------    ----------------------------
Weighted average common and common
  equivalent shares outstanding        15,434,289    15,067,483       15,363,946      15,039,675
                                       ==========================    ============================

Net earings per common share           $     0.37    $     0.28       $     0.94      $     0.50
                                       =========================     ===========================
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(a)  Employee stock options outstanding are included in the calculation of primary earnings per share by applying the "Treasury Stock" method. Such calculations are made using the average daily market prices for the period.